HOUSTON AMERICAN ENERGY ANNOUNCES ACCELERATED TARGET DATE

FOR SPUDDING INITIAL WELL IN PERMIAN BASIN

Houston, Texas – March 6, 2017 – Houston American Energy Corp. (NYSE MKT: HUSA) today announced that the target date for spudding an initial well on its recently acquired Permian Basin acreage has been moved up to the first week of May 2017. Construction of the drilling surface location and frac pond is expected to commence during the month of March 2017.

The company previously announced, in February 2017, completion of the acquisition of a 25% working interest in two lease blocks covering 717.25 acres in Reeves County, Texas. Founders Oil & Gas III, LLC (“Founders”), operator of the blocks, originally targeted a spud date on or before July 1, 2017. Founders has advised the company that arrangements have been made to secure a drilling rig and that the target spud date has been accelerated based on the expected timing of availability of the rig. The initial well is planned to be drilled on the company’s Johnson lease targeting the WolfBone play.

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the actual spud date and the ultimate delivery of a drilling rig. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to secure financing to fund Houston American’s share of drilling costs, execution of drilling contracts and actual timing of delivery of a rig and commencement of drilling operations as well as the ultimate drilling results. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.